Exhibit 10.35

Investment Cooperation Agreement
on the Project of Terrestrial Application
of High Concentration Photovoltaic Systems and Components

Party A: Huainan Municipal Government
Party B: San’an Optoelectronics Co., Ltd.
Party C: EMCORE Corporation

1.  Party B is a company established under the PRC laws and headquartered in Xiamen, Fujian, PRC, and is the largest LED epiwafer and chip manufacturer in the PRC.

2.  Party C is a company established under the laws of the State of New Jersey and headquartered in the State of New Mexico, USA, and is a leading provider of compound semiconductor-based components, subsystems and systems for the global fiber optics communication and solar power markets.

3.  Party B and Party C have reached agreement and intend to utilize their respective advantages in advanced technology, supply chain development, mass production and marketing to establish a company (hereinafter the "JV Company") in Huainan City Economic and Technology Development Zone to research, develop, produce and sell the terrestrial application high concentration photovoltaic (HCPV) systems and components.

4.  The photovoltaic industry is an emerging industry that Party A devotes major efforts to develop and cultivate.  Party A welcomes Party B and Party C to invest and develop in Huainan, and will render preferential conditions to support the JV Company's development in Huainan, so as to facilitate the JV Company to establish a research, development and production base for terrestrial high concentration photovoltaic systems and components (the "Photovoltaic Systems and Components") in Huainan.

Based on the principles of complementation and mutual benefit and in order to promote the progress of the project, Parties A, B and C, through friendly negotiations have reached the following consensus and hereby execute this Agreement as follows:

Article 1	Project Contents and Scale

1.1  The JV Company will establish a production, research and development base of the photovoltaic chips, systems and components in Huainan City Economic and Technology Development Zone, and engage in the research, development, manufacture and sale of the photovoltaic chips, systems and components.  The planned total annual capacity is 1,000MW HCPV Systems and Components, the total amount of investment could reach to be RMB eight (8) billion yuan, and the annualized revenue could be over RMB 15 billion yuan upon completion of all phases of the project.

1.2  The JV Company will invest in and construct a research and development center for terrestrial application of HCPV systems and components in Huainan.

1.3  The construction period of this project will be five years, commencing as of the date of execution of this Agreement, and will be divided into three phases:

Phase I: completion of the construction of the production line for the annual production capacity of 200MW HCPV Systems and Components, which is expected to complete and put into production by end of 2011; Phase II: completion of the construction of the production line for an additional annual capacity of 300MW HCPV Systems and Components, which is expected to complete and put into production by end of 2013; and Phase III: completion of the construction of an additional annual production capacity of 500MW HCPV Systems and Components, which is expected to complete and put into production by end of 2015.

Article 2	Project Land Use

Party A will provide the JV Company with the industrial use land for the project of no less than 1,600 mu, which will be supplied by two phases and constructed according to such phases.  Party A will hand over the land of 800 mu for the first phase project to the JV Company for use by it before December 25, 2010.

All of the project's industrial use land are located in Huainan City Economic and Technology Development Zone (see Attachment I for details: the industrial use land location map), and the standards for handover of the land shall satisfy the contents in Article 3.2 hereof.

Article 3	Incentive Policies Rendered to the JV Company by Party A

3.1  Party A will establish a project leadership group for photovoltaic industry, and the Mayor of Huainan City will act as the group leader so as to promote implementation of the project, establish the green service channel for the JV Company and strive for completion of the formalities for examination and approval of the project's application within two months (including without limitation the examination and approval of project's feasibility study, project establishment, environmental impact assessment, land, planning, etc.).

3.2  The land for project use possessing the conditions of two-way water supply, double-loop circuit power supply, rainwater drainage, sewage, broadband internet, communication, natural gas, roads and ground leveling (the "Eight Connections and One Leveling") will be provided to the JV Company, and the Eight Connections and One Leveling conditions shall be fulfilled or completed prior to commencement of construction of the JV Company's project, among which:

3.2.1.  The JV Company will be responsible for constructing the 110KV transformer station by itself.  Party A will be responsible for erecting the double-loop circuit power source outside the JV Company's transformer station to the JV Company's transformer station (the expenses will be borne by Party A, and the JV Company will be exempted from the electricity consumption capacity increase fee and the high reliability protection fee).  Party A will be responsible for providing the 380V temporary use electricity for the JV Company's construction to the JV Company's construction site.

3.2.2  After the JV Company's project has been put into production, Party A will be responsible for assisting the JV Company in actively obtaining the direct electricity supply for the project.

3.2.3  Party A agrees that the JV Company may construct a gas source station for special gas by itself within the scope of the construction use land for the project, and will be responsible for assisting the JV Company in going through the related formalities.

3.2.4  Party A will need to level the ground to the planned elevation of the whole area (5  meters above sea level), and construct a enclosing wall for the land plot according to the JV Company's needs.

3.3  The JV Company will obtain the land use right for the project's industrial use land pursuant to the procedures stipulated by the State.  Party A will, within ten (10) working days as of the date when the JV Company pays the land grant fee, reward such land grant fee paid by the JV Company in the form of financial subsidy in full amount to the JV Company, and if the JV Company indeed needs to pay such tax, Party A will further grant Party A the subsidy equivalent to the amount of such tax.

3.4  Party A will provide the JV Company with various other incentive policy supports suitable for the industrial project, including:

3.4.1  Party A will actively assist the JV Company in applying for the status of high and new technology enterprise, enterprise technology center at the provincial and national levels and key laboratory, assist the JV Company in obtaining the project construction fundings and funds from the Provincial Department of Science and Technology, the Provincial Development and Reform Commission and other related authorities, and actively assist the JV Company in obtaining the related policy loan discount supports from the State and the Province, so as to forge the JV Company's project into a national level photovoltaic industry demonstration base.

3.4.2  In addition to the relevant tax incentive policies stipulated by the State, Party A will also provide the following incentive policies: as of the date of issuance of the JV Company's first commercial invoice, within the period from the first year to the fifth year, the city-retained part of the business tax, value added tax and income tax annually paid by it (excluding the part of housing and commercial development) will be rewarded back to the JV Company in full amount by the city's finance.  Within the period from the sixth year to the tenth year, 50% of the full amount of the city-retained part of the business tax, value added tax and income tax annually paid by it will be rewarded to the JV Company by the city's finance.  Party A shall pay the financial reward described in this clause to the JV Company within ten (10) working days after the JV Company has paid the taxes of the corresponding term.

3.4.3  Party A agrees to unveil the related policies as soon as possible so as to grant auxiliary subsidies to the JV Company's significant new product and new technology research and development projects as well as the projects listed into the State and the Province's technological transformation plans, and to grant the rewarding subsidy to the brands created by the JV Company at above the provincial level (e.g. the obtaining of the titles such as the provincial name brand products, the provincial renowned trademarks, China name brand products, China famous trademarks, etc.), the new recognition of high and new technology enterprise, and the creation of the technological institution at above the provincial level (e.g. the obtaining of the titles such as the enterprise technology center at the provincial and national levels, the engineering (technology) research center, the post-doctoral work station, the testing platform, the key laboratory, etc., or the authorization as the technological standards formulation institution such as the national standardization technical committee or subcommittee, etc.).

3.4.4  Party A will be responsible for implementation of granting the JV Company the related incentive policies that are already unveiled and are to be unveiled in the future by Anhui Province and Huainan City (including the Development Zone) in respect of supporting the development of the related industry, and where such incentive policies are not included herein, the JV Company is eligible for such policies as well (JV Company shall not enjoy such polices on a duplicate basis).

3.4.5  Rewards for Senior Talents: with regard to the city-retained and district-retained part of the income tax for the individual income of the JV Company's senior management personnel and key technical personnel who come to work in Huainan (among which, the individual income includes salary, bonus, stock option incentive income, etc.), the "five-year exemption and five-year half reduction" shall be carried out (namely, for the first five years as of issuance of the JV Company's business license, such retained part will be rewarded to the individual in full amount, and for the following five years, 50% of such retained part will be rewarded to the individual).  Preferential considerations will be given to the JV Company's senior management personnel and key technical personnel in respect of their professional title accreditation as well as their spouses' settlement and employment in Huainan, their children's nursery attendance and school selection, etc. (the senior talents are limited to those management personnel and technical personnel whose total annual income is above RMB 200,000 yuan).

3.4.6  No-Fee Zone Policy: Party A will render the JV Company the subsidy of the equivalent amount for the various administrative charges in Huainan City Economic and Technology Development Zone (including without limitation the exemption of the water and gas auxiliary fees).  The subsidized fees will be paid in place within 10 working days as of occurrence of such fees.

3.5  In order to support the JV Company's putting into production for this project as soon as possible and to allow the products to gain broad recognition and application in the market, in combination with the existing supportive policies of the State and the locality in respect of the energy-saving, low-carbon and environmental protection industries, Party A decides that, Huainan City Economic and Technology Development Zone will grant the JV Company the financial subsidy of RMB 1.9 billion yuan, with the specific operational scheme being as follows:

3.5.1  Within three working days as of the commencement date of the JV Company's first phase project, Huainan City Economic and Technology Development Zone will pay the financial subsidy of RMB 500 million yuan to the JV Company's designated account in Huainan to subsidize the JV Company to purchase the production equipments.  Such subsidy shall be used in this project, which will be inspected and accepted by Party A upon the project's putting into production.  If the JV Company is found to have violated the agreement of this clause, the JV Company shall refund such subsidy to Party A by doubling the amount.

3.5.2  The remaining RMB 1.4 billion yuan financial subsidy will be subsidized to the JV Company by Huainan City Economic and Technology Development Zone.  After the JV Company has put into production, RMB 1.4 yuan will be subsidized for each 1W HCPV product sold.  Such subsidy will be settled once every month based on the products quantities as recorded in the sales invoices issued by the JV Company, which will be put in place prior to the fifth day of the following month.

3.6  Party A agrees that the JV Company's investment and construction of the Phase II and Phase III projects will all enjoy the land, taxation and all of the above incentive and supportive policies as contained herein.  The incentive periods will be respectively calculated separately (e.g.: the taxation incentives for Phase II will also be calculated as of the date of the formal production of the Phase II project, and so on).

Article 4                All of the Parties agree that, after execution of this Agreement, within one month upon Party A's handover of the land in accordance with the agreement hereof and completion of the relevant examination and approval formalities, the JV Company will commence the construction in Huainan.

Article 5                This Agreement is made in six copies, and each of Parties A, B and C shall hold two copies.  Each of the Parties shall be obliged to keep the contents hereof confidential, and may not disclose such contents to a third party without permission by the other Parties, provided that the circumstance that the laws and regulations compulsorily provide for external disclosure shall be excluded.

Article 6                This Agreement shall take effect on the date of signatures and seals by Party A and Party B, signature by Party C and adoption by the Shareholders’ Meeting of Party B.

Article 7                For other uncovered matters, the Parties shall otherwise make determination through friendly negotiation.

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(Execution Page)

Party A: Huainan City People's Government

Signing Representative: /s/ Mr. Yong Cao, Mayor

Party B: San’an Optoelectronics Co., Ltd.

Signing Representative: /s/ Mr. Xiucheng Lin, Chairman of the Board

Party C: EMCORE Corporation

Signing Representative: /s/ Hong Q. Hou, President and CEO

Date of Signature: 4 December, 2010